Exhibit 10.09

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into this 10th day of February, 2010 by and between David A. Dodge, (“Consultant”) and Anhui Sunshine Poultry Company Ltd. (the “Company”), a corporation organized under the laws of the People’s Republic of China (“PRC”).

RECITALS

WHEREAS, the Company is contemplating a transaction (the “Transaction”) pursuant to which the Company expects to complete a reverse merger into a publicly listed entity; and

WHEREAS, the Company in its current form, and the combined post-Transaction listed entity (the “Listed Entity”) wish to engage Consultant as the Company’s Chief Financial Officer to provide financial accounting and reporting services related to the Transaction and the post-Transaction reporting requirements of the Listed Entity; and

WHEREAS, Consultant wishes to be engaged by the Company.

AGREEMENT

NOW, THEREFORE, Consultant and the Company hereby agree as follows:

1.	Consultant’s Services. Consultant shall be available and shall provide to the Company professional consulting services in the following areas (hereinafter, the “Consulting Services”):

●	Prior to the Company becoming listed, Consultant shall be responsible for

o
Preparation of all financial statements and documents in compliance with U.S. GAAP required to complete the Transaction, including drafting of all financial statements, Management Discussions and Analyses, and any other documents required by the applicable stock exchange, the US Securities and Exchange Commission (“SEC”), or other regulatory bodies; and

o
Evaluating the Company’s internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act to identify post-transaction improvements to endure compliance with all regulatory and reporting requirements.

	o	Supervising and directing the Company’s accounting staff and outside pre-audit consultants to most effectively and efficiently complete the pre-Transaction historical audits;

o
Coordinating post-Transaction capital raise with investment banking firm, including preparation of detailed projections and English business plan/presentation, and meeting with and presenting to potential investors;

	o	Communication with the acquiring shell company’s board and shareholders regarding financial and operational matters of the Company;

●	Subsequent to the Company becoming listed, Consultant shall be responsible for

o
Preparation of all public filings, including annual and quarterly reports, management discussion and analysis, material change reports, insider ownership reports, and any other public reports required to be filed by the Company with the applicable stock exchange, the US Securities and Exchange Commission (“SEC”), or other or other regulatory agency to maintain its listing after the Transaction;

o
Coordination with independent auditors on quarterly reviews and annual audits, including (i) supervision of Company staff to prepare financial results, schedules, and documents associated with such audit or review, (ii) resolution of complicated accounting issues that may arise during the review or audit, including drafting of comprehensive audit memos referencing appropriate U.S. accounting literature and reaching consensus with senior audit team members, and (iii) ensuring that all financials are properly presented in accordance with U.S. GAAP, as applicable;

o
Implementation of internal controls and procedures improvements to comply with applicable regulatory and reporting, including performing required testing of internal controls over financial reporting to ensure that management is comfortable signing the certifications required by Section 404 of the Sarbanes-Oxley Act;

	o	Ensuring that the Company is in compliance with all other, securities commissions, and other regulatory agency requirements;

	o	Communication with shareholders, analysts, and other investors;

	o	Supervision of Company accounting staff on monthly closings and other matters; and

	o	Other services as Consultant and the Company may agree during the engagement.

Consultant shall hold the title of Chief Financial Officer of the Company, until such time as this Agreement is terminated.

                  2.        Consideration.

2.1. Rate.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company shall compensate Consultant at a rate of USD$150.00 per hour, provided, however that billing in any calendar month shall not exceed USD$10,000.  Consultant shall submit written invoices of the time spent performing Consulting Services, itemizing in reasonable detail the dates on which services were performed, the number of hours spent, and a brief description of the services rendered. The Company shall pay Consultant the amounts due pursuant to submitted invoices within 5 days after such invoices are received by the Company, provided, however, that some amounts may be prepaid to Consultant from the proceeds of bridge loans if the bridge loan agreements call for such payment.  In this case, Consultant would charge time incurred against any prepaid amounts.  Payments shall be made via wire transfer, in U.S. Dollars, to an account designated by Consultant.

2.2 Stock Compensation.  On the closing date of the Transaction, the Listed Entity shall grant to Consultant shares of the Listed Entity’s common stock, or common stock equivalent, equal to 1% of the Listed Entity’s outstanding shares immediately after the Transaction.  Such shares shall not be subject to any trading restrictions, waiting periods, or escrow requirements, except as required by U.S. Securities regulations, or as otherwise agreed in writing between Consultant and the Company.

2.3. Expenses. Additionally, the Company will reimburse Consultant for reasonable business expenses incurred by Consultant while performing his duties under this Agreement, including but not limited to:

●	All travel expenses to and from all work sites;

●	Lodging and meal expenses if work demands overnight stays; and

●	Other reasonable business related expenses.

 Consultant shall submit written documentation and receipts where available, itemizing the dates on which expenses were incurred. The Company shall reimburse Consultant, the amounts due pursuant to submitted reports within 5 days after an expense report is received by the Company. Reimbursement shall be made by wire transfer in US Dollars to an account designated by Consultant.

    3.        Insurance.  Consultant shall be covered under all corporate liability insurance policies, including but not limited to any Directors and Officers Liability policy, and any Errors and Omissions policy.

    4.        Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder, except as required by US or PRC tax laws.

    5.        Confidentiality.  In the course of performing Consulting Services, the parties recognize that Consultant will come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

    6.        Term. This Agreement shall commence on the date that the Company receives funding of at least $Cad25,000 to fund pre-Transaction expenses, provided that at least Cad$10,000 of such funds are paid to Consultant as compensation under this Agreement.  This Agreement shall only be terminated prior to completion of the Transaction with mutual written agreement between Consultant and the Company.  After completion of the Transaction, either party may terminate this Agreement by providing not less than sixty (60) days prior written notice to the other party.

    7.        Miscellaneous.

7.1 Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2 Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company’s successors and assigns.  This Agreement shall specifically remain in force after the Transaction and be binding upon the Listed Entity into which the Company merges, until such time as this Agreement is terminated pursuant to Section 6 hereof.

7.3 Governing Law, Severability.  This Agreement shall be governed by the laws of the State of Florida, USA. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

COMPANY:

By: /s/ Wu Qiyou

Name: Wu Qiyou
Title: Chairman
Date: 2010/02/10

CONSULTANT:

By: /s/ David A. Dodge

David A. Dodge
Date: February 10, 2010